FIRST AMENDMENT TO DEED OF LEASE

THIS FIRST AMENDMENT TO DEED OF LEASE (this “First Amendment”) is made as of the 1st day of October, 2010 (the “Effective Date”), by and between CIT GUILFORD DRIVE LLC, a Delaware limited liability company (“Landlord”), and NuGen MOBILITY, INC., a DELAWARE corporation (“Tenant”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease with a Lease Reference Date of September 28, 2007 (the “Original Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, approximately 6,480 rentable square feet of space known as Suite 201 (the “Premises”) in the building with a street address of 44645 Guilford Drive, Ashburn, Virginia (the “Building”), which Building is part of the office park known as Corporate Center at Beaumeade;

WHEREAS, Tenant is currently a month-to-month tenant in the Premises; and

WHEREAS, Tenant desires to extend the Term, and Landlord has agreed thereto, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, it is hereby mutually agreed as follows:

1.             Incorporation of Recitals. The foregoing recitals are hereby incorporated in this First Amendment and are made a part hereof by this reference.

2.             Definitions. All capitalized terms used in this First Amendment shall have the meanings ascribed thereto in the Original Lease, unless otherwise defined herein. As used herein and in the Original Lease, the term “Lease” shall mean the Original Lease, as amended by this First Amendment.

3.             Term. Landlord and Tenant hereby expressly acknowledge and agree that the Term is hereby extended for a period (the “Extension Period”) of one (1) year, commencing on October 1, 2010 (the “Extension Commencement Date”) and ending on September 30, 2011.

4.             Improvements to the Premises. Tenant shall remain in possession of the Premises on the Extension Commencement Date in its then “as-is” condition and Landlord shall have no obligation to perform, or pay for, any work, improvements or alterations in or to the Premises in connection with this First Amendment or otherwise.

5.             Extension Period Annual Rent. Commencing on the Extension Commencement Date, and thereafter on the first day of each and every calendar month during the Extension Period, Tenant shall pay Landlord Annual Rent for the Premises (“Extension Period Annual Rent”) in the following amounts, in equal monthly installments (“Extension Period Monthly Rent”), in advance, as follows:

Period	Extension Period Annual Rent Per Square Foot	Extension Period Annual Rent	Extension Period Monthly Rent
10/1/10 – 9/30/11	$9.00	$58,320.00	$4,860.00

Tenant shall pay Landlord Extension Period Annual Rent in accordance with the terms and conditions of Article 3 of the Original Lease (captioned, “Rent”).

Holland & Knight LLP

6.             Additional Rent During Extension Period. Commencing on the Extension Commencement Date and continuing throughout the Extension Period, Tenant shall continue to pay Landlord Tenant’s Proportionate Share of Expenses and Taxes in accordance with the terms and conditions of Article 4 of the Original Lease (captioned, “Rent Adjustments”).

7.             Notices. As of the Effective Date, all notices to Landlord under the Lease shall be the delivered to the following address:

“If to Landlord:	CIT GUILFORD DRIVE LLC
c/o RREEF
4550 Montgomery Avenue, Suite 1100
Bethesda, MD 20814
Attention: Mr. Jeffrey A. Spruill

with a copy to:	Holland & Knight LLP
2099 Pennsylvania Avenue, N.W., Suite 100
Washington, D.C. 20006
Attention: David S. Kahn, Esq.”

8.             Broker. Landlord and Tenant recognize NAI KLNB, as Landlord’s agent, as the sole broker (“Broker”) with respect to this First Amendment. Landlord agrees to be responsible for the payment of any leasing commissions owed to Broker in accordance with the terms of a separate commission agreement entered into between Landlord and Broker. Landlord and Tenant each represent and warrant to the other that no other broker has been employed in carrying on any negotiations relating to this First Amendment and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

9.             Continuation of Guaranty. As additional security for the faithful performance by Tenant of all covenants, conditions and agreements of the Lease, Eric Takamura (“Guarantor”) executed and delivered to Landlord that certain Continuing Lease Guaranty (the “Guaranty”) dated October, 2007. It is understood by Landlord and Tenant that such Guaranty unconditionally guarantees to Landlord, among other things, the due and punctual payment and performance by Tenant of all of Tenant’s obligations under the Lease (as such Lease may be amended by Landlord and Tenant, including without limitation by this First Amendment), as otherwise more particularly set forth in the Guaranty. For purposes of this Paragraph 9 and for purposes of the Guaranty, the term “Lease” shall refer to the Lease, as such Lease may be amended from time to time by Tenant and Landlord, including without limitation by this First Amendment). Guarantor acknowledges and agrees to the terms and conditions of this First Amendment, and hereby ratifies and confirms its continuing guaranty of the Lease (as such Lease may be amended, including without limitation by this First Amendment) as more particularly set forth in the Guaranty.

10.           Counterpart Copies. This First Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this First Amendment.

11.           Miscellaneous. This First Amendment (a) shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and (b) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Holland & Knight LLP

12.           Ratification. Except as expressly amended by this First Amendment, all other terms, conditions and provisions of the Lease are hereby ratified and confirmed and shall continue in full force and effect.

[signatures appear on the following page]

Holland & Knight LLP

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Deed of Lease under seal as of the day and year first hereinabove written.

LANDLORD:

CIT GUILFORD DRIVE LLC, a Delaware limited liability company

By:	Cabot Industrial Properties, a Delaware limited liability company, its Sole Member

	By:	RREEF America, L.L.C., a Delaware limited liability company, Authorized Agent

		By:	/s/ Jesse Martin
Name: Jesse Martin
Title: Assistant Vice Principal

TENANT:

NuGen MOBILITY, INC., a DELAWARE corporation

By:	/s/ JOHN SALATINO
Name: JOHN SALATINO
Title: VP, ENGINEERING & PROGRAMS

Guarantor has executed this First Amendment to Deed of Lease below as of the day and year first above written to acknowledge and agree to the provisions of Paragraph 9 hereof and to ratify and confirm its continuing guaranty of the Lease (as such Lease may be amended by Landlord and Tenant, including without limitation by this First Amendment) as more particularly set forth in the Guaranty.

GUARANTOR:

/s/ John Salatino (for Eric Takamura)
ERIC TAKAKMURA

Holland & Knight LLP